Exhibit 10.30

SEVERANCE AGREEMENT AND RELEASE

THIS SEVERANCE AGREEMENT AND RELEASE (“Agreement”) is entered into between David de Poincy (“de Poincy”) and Sabre Industries, Inc., its parents, subsidiaries, affiliated and holding companies, officers, directors agents, and/or employees (“Sabre”), and shall become effective following the revocation period set forth in Paragraph 16 (the “Effective Date”).  In consideration of the obligations and rights described below, the parties agree to be bound as follows:

1.             Entire Agreement.  The parties acknowledge and agree that this Agreement constitutes and contains the parties’ entire agreement and understanding and supersedes and replaces all prior negotiations, agreements, writings, grants, understandings, and representations between de Poincy and Sabre including, but not limited to, any offer letters, any Noncompete, Nonsolicitation and Confidentiality Agreement between the parties, Long Term Incentive Compensation Plan, Management Incentive Compensation Plans, and any other document governing the relationship between Sabre and de Poincy.  This Agreement, however, shall not supersede or replace the terms of the Consulting Agreement between de Poincy and Sabre.  Each of the parties warrants that no other party or any agent or attorney of any other party has made any promise, representation or warranty whatsoever not contained herein to induce him/it to execute this Agreement and the other documents referred to herein.  Each of the parties represents that he/it has not executed this Agreement or the other documents in reliance on any promise, representation or warranty not contained herein.

2.             Waiver and Inducement.  As a material inducement to Sabre to enter into this Agreement, de Poincy represents that he has not filed any lawsuits, charges, or discrimination complaints with any local, state, or federal agency or court of law arising from his relationship with Sabre, including termination of that relationship.  De Poincy further represents that, subject to Sabre’s compliance with this Agreement’s terms, de Poincy will not seek to recover any monetary damages against Sabre.

3.             Severance.  Sabre and de Poincy agree that as of the Effective Date, and conditioned upon de Poincy’s compliance with the terms of this Agreement, de Poincy: (a) shall be allowed to retain the company car, identified as a Chevrolet Tahoe, currently in his possession, and shall be responsible for all taxes, registration, transfer of ownership, and insurance fees associated with ownership of this vehicle beginning June 7, 2010; and (b) shall be entitled to retain the cell phone issued by Sabre, and de Poincy shall be solely responsible for the payment of de Poincy’s cell phone plan for that individual cell phone as of the Effective Date.

4.             Vacation.  De Poincy acknowledges that, as of the Effective Date, Sabre paid him the total amount of his accrued, but unused, vacation days.

5.             Return of Property.  On the Effective Date, all Sabre property including, but not limited to, Sabre security cards, keys, employee badge, credit cards, laptop computers, desktop computers and any other computer hardware or software issued by Sabre to de Poincy shall be returned to Sabre.  In the event that de Poincy retains any information, documents, property or equipment beyond the Effective Date, de Poincy authorizes Sabre to deduct the fair market value of all such information, documents, property and/or equipment from any payments due and owing de Poincy.

6.             Release of Claims.  De Poincy and his successors and assigns, hereby releases, settles, acquits, and forever discharges Sabre and its past, present and future parent entities, subsidiaries, division, affiliates and realted business entities, any of its and their respective successors and assigns, asses, employee benefit plans or funds, and any of its and their respective past, present and/or future investors, employees, legal representatives, underwriters, successors and assign, whether acting on behalf of Sabre or in their individual capacities (the “Sabre Releasees”), from any and all claims, actions, causes of action, rights, demands, debts, damages, grievances, or any action of whatever nature, known or unknown, that de Poincy may now have or has ever had against Sabre Releasees arising from or in any way connected with the employment relationship between the parties, any actions taken by Sabre Releasees during the employment relationship, the termination of that relationship and any other dealings of any kind between de Poincy and Sabre Releasees from the beginning of time to the Effective Date of this Agreement.  De Poincy expressly acknowledges that the foregoing agreements of Sabre Releasees include consideration for the settlement, waiver, release, and discharge of any and all claims de Poincy may have against Sabre Releasees and include all claims arising under the common law or under federal, state, or local statute, law, or regulation or cause of action regarding discrimination based on race, color, religion, sex, age, disability, national origin, veteran status, marital status, or sexual orientation, retaliation, claims arising under the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Immigration Reform and Control Act, as amended, the Americans with Disabilities Act of 1990, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Workers Adjustment and Retraining Notification Act, as amended, the Occupational Safety and Health Act, as amended, the Sarbanes-Oxley Act of 2002, the Family and Medical Leave Act of 1993, the Equal Pay Act, the Texas Commission on Human Rights Act (Tex. Lab. Code Ch. 21), as amended, any provision of the Texas Payday Act, any provision of the Texas Labor Code, the Texas Civil Practice and Remedies Code, the Texas Health and Safety Code, any and all claims for compensation, bonuses, severance pay, vacation pay, expense reimbursement, attorney’s fees and costs, breach of contract, wrongful discharge, interference with contract, intentional or negligent infliction of emotional distress, defamation, promissory estoppel, detrimental reliance, or any other reason established by the common law or by federal, state, or local laws.  De Poincy acknowledges that he may later discover facts different from or in addition to what he now knows to be true for matters released herein; notwithstanding any such different or additional facts, de Poincy agrees that this Release will remain in full force and effect.  De Poincy agrees that he will not institute any action or actions, causes of action (in law or equity), suits, debts, liens, claims, demands, now known or unknown and later discovered, suspected or unsuspected, fixed or contingent which de Poincy may have or claim to have in state or federal court, or with any state, federal or local government agency or with any administrative or advisory body arising from or attributable to any or all of the Sabre Releasees, including but not limited to, all employee benefit plans sponsored or administered by Sabre.  De Poincy also agrees that if a claim is prosecuted in de Poincy’s name before any court or administrative agency, de Poincy waives and agrees not to take any award of money or other damages from such suit.  De Poincy also agrees that if a claim is prosecuted in de Poincy’s name, de Poincy will immediately request, in writing, that the claim on de Poincy’s behalf be withdrawn.  De Poincy also agrees that he is waiving on behalf of de Poincy and de Poincy’s attorneys all claims for attorneys’ fees, expenses and court costs, including the same at all appellate levels.

7.             Merger/Acquisition.  This Agreement shall not terminate with (i) the merger, acquisition or consolidation of Sabre with any other entity; (ii) the sale of all or substantially all of Sabre’s assets; or (iii) the sale of a majority of the shares of the then outstanding stock of Sabre.

8.             Confidentiality/Communications.   The parties acknowledge that this document must be public pursuant to law.  Nevertheless, de Poincy agrees that he will not disclose the terms of this Agreement to anyone other than de Poincy’s immediate family, attorney, tax consultant, or as may be required by other authority of law.  Any party to whom de Poincy discloses the contents of this Agreement shall be specifically instructed not to disclose these terms.  If de Poincy violates the terms of this Confidentiality provision, such violation shall be considered a material breach of this Agreement requiring de Poincy to repay the amount of compensation outlined in Paragraph 3 of this Agreement.

9.             Choice of Law.  This Agreement is entered into in Texas and shall be interpreted and enforced under Texas law.

10.          Waiver.  One party’s waiver of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or waiver of any other provision, obligation, right, or privilege.

11.          Assignment.  De Poincy shall not assign any of his rights under this Agreement or delegate the performance of any of his obligations or duties without Sabre’s prior written consent.

12.          Modification or Amendment.  This Agreement cannot be changed or modified orally and may only be supplemented, amended, or revised in a writing signed by both parties.

13.          Severability.  If any provision of this Agreement, or any portion of a provision of this Agreement, is determined invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall remain in force and effect.

14.          Notices.  Any notice or other communication required or desired to be given in this Agreement shall be in writing and addressed to the parties, respectively, as follows:

David de Poincy

2117 Dana Court

Flower Mound, Texas  75028

(817) 948-5733

Sabre Industries, Inc.

c/o Bob Pearson

1120 Welsh Road, Suite 210

Gwynedd Corporate Center

North Wales, PA 19454

(267) 263-1356

(267) 263-1357 - Fax

15.          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

16.          Opportunity to Review.  De Poincy expressly acknowledges that Sabre has encouraged and given him the opportunity to thoroughly discuss all aspects of this Agreement with an attorney or other advisor before signing and that de Poincy has thoroughly discussed or has alternatively elected to freely waive any further opportunities to thoroughly discuss this Agreement with an attorney or advisor.

De Poincy further acknowledges that Sabre has given him up to twenty-one (21) days in which to review and deliberate over the terms of this Agreement prior to signing.  De Poincy understands that he has the right to revoke this release within seven (7) days after its execution, and that it will not become effective or enforceable until after this revocation period has expired.

If de Poincy elects to revoke this Agreement, he agrees to transmit a written notice of revocation within the revocation period specified in the preceding paragraph.  The revocation must be faxed and sent by certified mail, return receipt requested, postmarked within the revocation period, and properly addressed to Sabre at:

Sabre Industries, Inc.

c/o Bob Pearson

1120 Welsh Road, Suite 210

Gwynedd Corporate Center

North Wales, PA 19454

(267) 263-1356

(267) 263-1357 - Fax

So long as de Poincy does not revoke this Agreement, this Agreement shall become effective on the eighth day following the date de Poincy signs this Agreement.  In the event that de Poincy revokes the Agreement prior to the eighth day after his execution of it, this Agreement and the promises contained herein shall automatically be null and void.

17.          No Admission of Liability.  The execution of this Agreement does not constitute an admission by any Sabre Releasees of any violation of any civil rights or other employment discrimination statute, or any other legal statute, provision, regulation, ordinance, order or action under common law or of any wrongdoing of any kind, and this Agreement shall not be offered or used to establish any such liability.

Dated:	August 7, 2010	DAVID DE POINCY

/s/ David J. de Poincy

Dated:	August 9, 2010	SABRE INDUSTRIES, INC.

		By	/s/ James M. Tholey

		Its	Chief Financial Officer